As Filed Pursuant to Rule 424(b)(3)

Registration No. 333-253969

PROSPECTUS SUPPLEMENT NO. 2

To Prospectus Dated July 6, 2021

This prospectus supplement amends and supplements the prospectus dated July 6, 2021, as supplemented or amended from time to time (Prospectus), which forms a part of our Registration Statement on Form S-1 (No. 333-253969). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on August 31, 2021 (Current Report). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of (1) 13,799,972 shares of our Class A common stock, par value $0.0001 per share (Class A Common Stock) that may be issued upon exercise of warrants to purchase Class A common stock at an exercise price of $11.50 per share (Public Warrants) issued by CC Neuberger Principal Holdings I (CCNB1) in its initial public offering; (2) 10,280,000 shares of our Class A common stock that may be issued upon exercise of private placement warrants at an exercise price of $11.50 per share that were originally sold to CC Neuberger Principal Holdings Sponsor, LLC (Sponsor) in a private placement consummated simultaneously with CCNB1’s IPO (Private Placement Warrants); and (iii) up to an aggregate of 5,000,000 shares of our Class A Common Stock that may be issued upon the exercise of the forward purchase warrants at an exercise price of $11.50 per share that were issued to the Neuberger Berman Opportunistic Capital Solutions Master Fund LP (NBOKS) in connection with the closing of the Business Combination (as defined below), (Forward Purchase Warrants) and, together with the Public Warrants and Private Placement Warrants, the Warrants.

The Prospectus and this prospectus supplement also relate to the offer and sale, from time to time, by the selling securityholders named in the Prospectus (Selling Holders), or any of their permitted transferees, of (1) up to an aggregate of 10,280,000 shares of our Class A Common Stock underlying the Private Placement Warrants; (2) 5,000,000 shares of Class A Common Stock underlying the Forward Purchase Warrants; (3) 43,289,370 shares of Class A Common Stock issued in the combination of CCNB1 and E2open Holdings, LLC and its operating subsidiaries (E2open Holdings) on February 4, 2021 (Business Combination); (4) 8,120,367 shares of Class A Common Stock issuable upon conversion of an equal number of shares of our Series B-1 common stock, par value $0.0001 per share; (5) 3,372,184 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Series B-2 common stock, par value $0.0001 per share; (6) 35,636,680 shares of Class A Common Stock issuable upon the exchange of common units representing limited liability company interests of E2open Holdings, which are non-voting, economic interests in E2open Holdings (Common Units) and the surrender and cancellation of a corresponding number of shares of Class V common stock, par value $0.0001 per share; (7) 7,007,281 shares of Class A Common Stock issuable upon (a) the conversion of restricted common units into Common Units and (b) the exchange of such Common Units and the surrender and cancellation of a corresponding number of shares of Class V common stock, par value $0.0001 per share; (8) 12,766,286 shares of Class A Common Stock held by the Sponsor and 83,714 shares held by CCNB1’s independent directors; (9) 69,500,000 shares of Class A Common Stock issued in a private placement to certain investors in exchange for $695.0 million (PIPE Investment) in connection with the Business Combination; (10) 6,830 shares of Class A Common Stock granted to one of our directors; and (11) 20,000,000 shares of Class A Common Stock issued to NBOKS for $200.0 million (Forward Purchase Shares) under the Forward Purchase Agreement in connection with the Business Combination. The aggregate number of shares of Class A Common Stock shall be adjusted to include any additional shares of Class A Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

Our Class A Common Stock and warrants trade on the New York Stock Exchange under the symbols “ETWO” and “ETWO-WT,” respectively. On September 14, 2021, the closing price of our common stock was $11.82 per share and the closing price of our warrants was $3.22 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the Risk Factors section beginning on page 31 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 15, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 31, 2021

E2open Parent Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39272	86-1874570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9600 Great Hills Trail, Suite 300E
Austin, TX
(address of principal executive offices)
78759
(zip code)
866-432-6736
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ETWO	New York Stock Exchange
Warrants to purchase one share of Class A Common Stock at an exercise price of $11.50	ETWO-WT	New York Stock Exchange

Item 5.07 Submission of Matters to a Vote of Security Holders.

On August 31, 2021, E2open Parent Holdings, Inc. (“E2open”) held a special meeting of its stockholders (the “Special Meeting”), at which holders of 192,828,615 shares of common stock of E2open held of record as of July 23, 2021, the record date for the Special Meeting, were present in person or by proxy, representing 82.01% of the voting power of E2open’s shares of common stock as of the record date for the Special Meeting, and constituting a quorum for the transaction of business. The proposal listed below is described in more detail in the definitive proxy statement of E2open, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 2, 2021 (the “Proxy Statement”). A summary of the voting result at the Special Meeting is set forth below.

The stockholders approved the Share Issuance Proposal (as defined in the Proxy Statement). The voting result for the Share Issuance Proposal was as follows:

The Share Issuance Proposal:

For	Against	Abstain
191,601,740	1,224,072	2,803

As there were sufficient votes to approve the above proposal, the “Adjournment Proposal” described in the Proxy Statement was not presented to stockholders.

Based on the results of the Special Meeting, and subject to the satisfaction or waiver of certain other closing conditions, as described in the Proxy Statement, the transactions contemplated by that certain Share Purchase Deed, dated as of May 27, 2021, by and among E2open, BluJay Topco Limited (“BluJay”) and the shareholders of BluJay (the “Transaction”), are expected to be consummated on September 1, 2021.

Additional Information

In connection with the Transaction, E2open has filed with the SEC a definitive proxy statement, which was mailed to its stockholders. This Current Report on Form 8-K does not contain all the information that should be considered concerning the Transaction and is not intended to form the basis of any investment decision or any other decision in respect of the Transaction. E2open’s stockholders and other interested persons are advised to read the definitive proxy statement and other documents filed in connection with the Transaction, as these materials contain important information about E2open, BluJay and the Transaction. The definitive proxy statement and other relevant materials for the Transaction have been mailed to E2open’s stockholder of record. Stockholders will also be able to obtain copies of the definitive proxy statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: E2open Parent Holdings, Inc., 9600 Great Hills Trail, Suite 300E, Austin, TX 78759.

Participants in the Solicitation

E2open and its directors and executive officers may be deemed participants in the solicitation of proxies from E2open’s stockholders with respect to the Transaction. A list of the names of those directors and executive officers and a description of their interests in E2open is contained in E2open’s filings with the SEC, including in E2open’s Annual Report on Form 10-K for the year ended February 28, 2021, which was filed with the SEC and is available free of charge at the SEC’s website at www.sec.gov, or by directing a request to: E2open Parent Holdings, Inc., 9600 Great Hills Trail, Suite 300E, Austin, TX 78759. Additional information regarding the interests of such participants is also included in the definitive proxy statement for the Transaction.

BluJay and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of E2open in connection with the Transaction. A list of the names of such directors and executive officers and information regarding their interests in the Transaction is included in the proxy statement for the Transaction.

No Offer or Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of E2open or BluJay, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K may be considered forward-looking statements. Forward-looking statements generally relate to future events or E2open’s or BluJay’s future financial or operating performance. For example, projections of future growth, financial performance, and other metrics are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by E2open and its management, and BluJay and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the Transaction; (2) the outcome of any legal proceedings that may be instituted against E2open, BluJay, the combined company or others following the announcement of the Transaction and any definitive agreements with respect thereto; (3) the inability to complete the Transaction due to the failure to obtain approval of the stockholders of E2open, to obtain financing to complete the Transaction or to satisfy other conditions to closing; (4) changes to the proposed structure of the Transaction that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Transaction; (5) the ability to meet stock exchange listing standards following the consummation of the Transaction; (6) the risk that the Transaction disrupts current plans and operations of BluJay as a result of the announcement and consummation of the Transaction; (7) the ability to recognize the anticipated benefits of the Transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the Transaction; (9) changes in applicable laws or regulations; (10) the possibility that BluJay or the combined company may be adversely affected by other economic, business, and/or competitive factors; (11) BluJay’s estimates of expenses and profitability; and (12) other risks and uncertainties set forth in E2open’s filings with the SEC, including in the section entitled “Risk Factors” and “Forward-Looking Statements” in E2open’s definitive proxy statement related to the Transaction and Annual Report on Form 10-K for the year ended February 28, 2021.

Nothing in this Current Report on Form 8-K should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither E2open nor BluJay undertakes any duty to update these forward-looking statements.

SIGNATURES

Pursuant to the Requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

 Date: August 31, 2021

E2open Parent Holdings, Inc.

By:	/s/ Laura L. Fese
Laura L. Fese
Executive Vice President and General Counsel

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